Exhibit 99.1

Asana Names Customer Success Veteran Krista Anderson-Copperman to Board of Directors

SAN FRANCISCO, JULY 15, 2022 – Asana, Inc. (NYSE: ASAN) (LTSE: ASAN), a leading work management platform for teams, today announced the appointment of Krista Anderson-Copperman to its Board of Directors.

“I’m thrilled to welcome Krista to Asana’s Board of Directors as we continue to focus on supporting millions of organizations and users as they pursue their missions and accomplish more with less,” said Dustin Moskovitz, CEO, Asana. “Krista’s deep experience with large enterprise customers, understanding priorities across the organization, and helping companies realize value through increased adoption will serve as a powerful guide to help our customers work towards their most critical goals.”

With over 20 years of experience, Ms. Anderson-Copperman currently serves as an advisor and board director across a number of private SaaS companies and non-profit entities including Benchling, Better Cloud, Trove, Attentive, The Advocates for Survivors of Domestic Abuse, and Gainsight. Since January 2022, she has also served as a venture partner at Technology Crossover Ventures (TCV).

Ms. Anderson-Copperman was previously the Chief Customer Officer (CCO) at Okta from March 2014 to March 2020. Prior to joining Okta, she spent 14 years at Salesforce, from November 2000 to January 2014, where she served in several senior management roles including Senior Vice President Customers for Live and Senior Vice President Global Support & Customer Success. Ms. Anderson-Copperman earned her bachelor’s degree in psychology at the University of Oregon.

“I’m drawn to high-growth companies. From starting my career at Salesforce to my later role as CCO at Okta, I see Asana as a great match for my experience both in terms of what I've helped organizations achieve and how I can advise,” said Ms. Anderson-Copperman. “The clarity Asana provides organizations into work being done and how that aligns, or doesn't align with strategic priorities and complex cross-functional initiatives is especially powerful in today’s business climate.”

About Asana
Asana helps teams orchestrate their work, from small projects to strategic initiatives. Headquartered in San Francisco, CA, Asana has more than 126,000 paying customers and millions of free organizations across 190 countries. Global customers such as Amazon, Affirm, Japan Airlines, and Sky rely on Asana to manage everything from company objectives to digital transformation to product launches and marketing campaigns. For more information, visit www.asana.com.

Alexandra Tadeu
press@asana.com

Catherine Buan
IR@asana.com